EXHIBIT 10.16

DIRECTOR FEE POLICY FOR 2015

The Board of Directors (“Board”) of the Federal Home Loan Bank of Des Moines (“Bank”) adopts this policy governing compensation for its Chair, Vice Chair, Board Committee Chairs, and all other Member and Independent Directors serving on the Bank's Board, effective January 1, 2015.

I.     Annual Compensation

Annual compensation (“Annual Compensation”) for Bank Directors has been determined after assessing recent studies1 on director compensation as well as FHLBank System data, and taking into account current efforts to closely manage overall operating costs. The Annual Compensation for Bank Directors for 2015 shall be as follows:

	2015	2014
Chairman of Board of Directors:	$95,000	$90,000
Vice Chairman of Board of Directors:	$90,000	$85,000
Chairman of Audit Committee:	$85,000	$80,000
Chairman of all other Board Committees:	$80,000	$75,000
All other Directors:	$70,000	$65,000

Individuals serving as Chair or Vice Chair of the Board shall not be entitled to Annual Compensation in excess of the amount to which they are entitled for such service due to concurrent service as Chair of a Board Committee.

In addition to the Annual Compensation described above, The Chair and Vice Chair (“Board Officers”) of the Board shall be eligible to receive an additional fee up to the amounts provided below in consideration of their responsibilities and activities in connection with the proposed merger between the Bank and the Federal Home Loan Bank of Seattle. The Board Officers shall become eligible to receive such fees upon the effective date or termination date of the merger agreement. Any fees paid shall be first approved by the Board of Directors.

Chairman of Board of Directors:	$50,000
Vice Chairman of Board of Directors:	$25,000

II.     Expenses

The Bank shall reimburse directors and pay for necessary and reasonable travel, subsistence, and other related expenses incurred in connection with performance of their duties in accordance with the Bank's Travel and Entertainment Policy.

Directors are required to participate annually in a NACD director education conference (or similar educational conference upon prior approval). The Bank shall reimburse directors for NACD director education conferences (or similar educational conferences upon prior approval), including registration fees, hotel and airfare up to $3,500 annually.

III.    Limits and Controls

Performance Requirements. A Director shall receive one quarter of the Annual Compensation following the end of each calendar quarter. If it is determined at the end of the calendar year that a Director has attended less than 75 percent of the meetings the Director was required to attend during such year, the Director will not receive one quarter of the Annual Compensation for the fourth quarter of such calendar year. In the event that a Director serves on the Board for only a portion of a calendar year, or only serves as a Board Chair, Board Vice Chair, or Committee Chair for a portion of a calendar year, then the Annual Compensation to which such director is entitled for that calendar year shall be adjusted accordingly on a pro-rata basis.

1 Director compensation analysis provided in June 2013 by McLagan Partners recommended director pay in the range of $75,000 and $125,000.

Directors are expected to attend all Board meetings and meetings of the Committees on which they serve, and to remain engaged and actively participate in all meetings. In addition to the Bank's right to withhold fourth quarter Annual Compensation from a Director, the Board of Directors shall direct the Corporate Secretary to make any other appropriate adjustments in the payments to any Director who regularly fails to attend Board meetings or meetings of Committees on which the Director serves, or who consistently demonstrates a lack of participation in or preparation for such meetings, to ensure that no Director is paid fees that do not reflect that Director's performance of his/her duties. To assist the Board in making such determinations, the Corporate Secretary will, on a quarterly basis and prior to payment of the most recently completed quarter's Director fees, review the attendance of each Director during the quarter and raise any attendance issues identified with the Board Chair. In the event the potential issue involves the Board Chair, the Corporate Secretary will raise such issue with the Board Vice Chair.

IV.    Roles and Responsibilities

The Board of Directors shall be responsible for any adjustments to the Annual Compensation. The Corporate Secretary is responsible for processing fee payments and expense reports and for remitting fees and expense reimbursements to Directors on a quarterly basis.

The Board of Directors shall review and approve this policy annually.

Approved by the Board of Directors November 13, 2014